Exhibit 88.1

NEWS RELEASE

Astronics Corporation ×130 Commerce Way × East Aurora, NY × 14052-2164
For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: david.burney@astronics.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports Third Quarter 2007 Results
•	Third quarter net income of $4.1 million vs. $1.6 million in 2006

•	Year-to-date net income of $13.3 million compared with $4.9 million in 2006

•	Sales for 2007 expected to be in the $155 to $160 million range
EAST AURORA, NY, November 2, 2007 — Astronics Corporation (NASDAQ: ATRO), a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry, today reported sales of $37.7 million in the third quarter of 2007 which ended September 29, 2007, a 36% increase compared with sales of $27.8 million in the third quarter of 2006. Net income for the third quarter of 2007 was $4.1 million, up $2.5 million from the third quarter of 2006. On a per share basis, earnings were $0.48 per diluted share, or more than double earnings of $0.20 per diluted share in the same period last year.
Sales to the commercial transport market led the year-over-year growth by increasing 54% to
$23.1 million in the third quarter of 2007 compared with $15.0 million in the same period last year. Cabin electronics products, which provide in-seat power and power for in-flight entertainment systems for commercial aircraft, had sales of $18.8 million, a 63% increase compared with the third quarter of 2006 as many airlines continue aggressive refurbishment programs for older aircraft and new aircraft deliveries increase. Sales to the business jet market improved to $7.6 million in the third quarter of 2007, a 20% increase compared with $6.3 million in the same period the prior year as a result of expanded content on new aircraft platforms and the growth of the market. Military sales increased 10% to $6.7 million.
Peter J. Gundermann, President and Chief Executive Officer of Astronics Corporation, commented, “We continue to see strong demand across the aerospace industry for the full range of our products. We also see an exciting range of new opportunities for the future, though we will need to increase our engineering and development spending to develop them fully. We aim to compel our customers to choose us as partners as they develop new aircraft by offering innovative technology and high-value systems. When we are selected to develop products for an aircraft during its development phase, we can typically count on participating in the program for as long as the aircraft flies.”
Costs and Expenses
Gross profit for the third quarter of 2007 was $10.1 million, or a gross margin of 26.9%, compared with $6.1 million, or a gross margin of 22.0%, in the same period the prior year. Gross profit in the 2007 third quarter was positively impacted by a $0.85 million adjustment related to 2007 estimated manufacturing overhead cost absorption. Had this adjustment been made in the first half of 2007, gross margin would have been $0.85 million higher in that period and third quarter gross margin $0.85 million lower than reported. Excluding this adjustment, gross margin would have been 24.6% in the third quarter of 2007. Engineering and Development (E&D) costs in the third quarter of 2007 were $3.8 million compared with $2.5 million in the same period the prior year.
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Astronics Corporation Reports Third Quarter 2007 Results
November 2, 2007

Selling, general and administrative (SG&A) expenses in the third quarter of 2007 were $3.9 million, or 10.3% of sales, compared with $3.5 million, or 12.5% of sales, in the same period the prior year.
Nine-Month Review
Sales for the first nine months of 2007 were $122.0 million, a 49% increase compared with $81.8 million in the first nine months of the prior year. Commercial transport sales in the first nine months of 2007 increased 79%, to $79.4 million compared with the same period the prior year. Business jet sales increased 32%, to $22.0 million, for the year-over-year nine-month period, while military sales remained flat. Strong aircraft production rates, new products and demand for in-seat power and in-flight entertainment systems using Astronics’ power systems were the primary reasons for the growth.
Gross margin for the first nine months of 2007 was 27.2% compared with 22.4% in the first nine months of 2006. Operating leverage gained on the higher sales volume was partially offset by E&D expenses of $11.0 million in 2007 compared with $7.7 million in the first nine months of 2006. SG&A expenses for the first nine months of 2007 were $12.6 million, or 10.3% of sales, compared with $9.9 million, or 12.1% of sales, in the same period the prior year. Operating margin for the nine-month period was 16.9% compared with 10.2% in the first nine months of 2006.
Net income for the first nine months of 2007 was $13.3 million, or $1.56 per diluted share, compared with $4.9 million, or $0.60 per diluted share, in the first nine months of 2006.
Capital expenditures for the third quarter and first nine months of 2007 were $1.6 million and $7.6 million, respectively, compared with $0.7 million and $2.3 million in the third quarter and first nine months of 2006, respectively. The year-over-year capital expenditure increases can be attributed to facility expansions and equipment investments for the Company’s East Aurora, New York and Redmond, Washington facilities.
Outlook
Bookings were $33.3 million in the third quarter of 2007 compared with $26.0 million in the same period the prior year and $38.7 million in the second quarter of 2007. At the end of the third quarter, backlog was $90.0 million of which $33 million is planned to ship during the last three months of 2007.
Peter J. Gundermann President and CEO, noted, “We now expect sales for the full year to be in the range of $155 million to $160 million, up approximately 40% over our 2006 total of $110.8 million. This will be our third year in a row of strong growth at or above this level. Our early expectations are that 2008 will be another very good year for Astronics, but that our growth rate will likely moderate to a range of 10% to 20%. This preliminary estimate is based on our insight into expected production rates and retrofit programs.”
Third Quarter 2007 Webcast and Conference Call
The Company will host a teleconference at 10 a.m. ET today. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed the following ways:
•	The live webcast can be found at http://www.astronics.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562 and requesting conference ID number 258587 approximately 5 - 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415 and referencing account number 3055 and conference ID number 258587.
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Astronics Corporation Reports Third Quarter 2007 Results
November 2, 2007

The telephonic replay will be available from 1 p.m. ET the day of the call through 11:59 p.m. ET November 9, 2007.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a trusted leader in innovative, high performance lighting, power generation, control and distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.
For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
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Astronics Corporation Reports Third Quarter 2007 Results
November 2, 2007

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)

	Three months ended		Nine months ended
	9/29/2007	9/30/2006	9/29/2007	9/30/2006
Sales	$37,724	$27,752	$121,967	$81,847
Cost of products sold	27,582	21,633	88,740	63,550
Gross margin	26.9%	22.0%	27.2%	22.4%
Selling general and administrative	3,877	3,469	12,557	9,931

Income from operations	6,265	2,650	20,670	8,366
Operating margin	16.6%	9.5%	16.9%	10.2%
Interest expense, net	396	232	1,072	650
Other (income) expense	—	(5)	(11)	(39)

Income before tax	5,869	2,423	19,609	7,755
Income taxes	1,743	775	6,287	2,826

Net Income	$4,126	$1,648	$13,322	$4,929

Basic earnings per share:	$0.51	$0.21	$1.65	$0.62
Diluted earnings per share:	$0.48	$0.20	$1.56	$0.60

Weighted average diluted shares outstanding	8,605	8,264	8,531	8,210

Capital Expenditures	$1,649	$693	$7,566	$2,300
Depreciation and Amortization	$876	$701	$2,447	$1,960
ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
($, in thousands)

	2006					2007
	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Twelve Months	Q1 2007	Q2 2007	Q3 2007
	4/1/06	7/1/06	9/30/06	12/31/06	12/31/06	3/31/07	6/30/07	9/29/07
Sales	$25,263	$28,832	$27,752	$28,920	$110,767	$42,875	$41,368	$37,724
Net Income	$1,318	$1,963	$1,648	$807	$5,736	$4,695	$4,501	$4,126
Bookings	$23,850	$23,929	$25,985	$40,411	$114,175	$40,351	$38,711	$33,347
Backlog	$94,706	$89,803	$88,036	$99,527	$99,527	$97,003	$94,346	$89,969
Book:Bill	0.94	0.83	0.94	1.40	1.03	0.94	0.94	0.88
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Astronics Corporation Reports Third Quarter 2007 Results
November 2, 2007

ASTRONICS CORPORATION
SOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)

	9/29/2007	12/31/2006
ASSETS:
Cash and cash equivalents	$837	$222
Accounts receivable	23,869	17,165
Inventories	37,800	31,570
Other current assets	2,931	2,699
Property, plant and equipment, net	29,057	23,436
Other assets	9,372	7,446

Total Assets	$103,866	$82,538

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$949	$923
Note payable	10,400	8,100
Accounts payable and accrued expenses	23,542	25,196
Long-term debt	15,086	9,426
Other liabilities	7,582	7,545
Shareholders’ equity	46,307	31,348

Total liabilities and shareholders’ equity	$103,866	$82,538

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Astronics Corporation Reports Third Quarter 2007 Results
November 2, 2007

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)

	Three Months Ended			Nine Months Ended
			%			%	2007
	9/29/2007	9/30/2006	change	9/29/2007	9/30/2006	change	YTD
Military	$6,731	$6,136	10%	$19,696	$19,724	0%	16%
Commercial Transport	23,116	14,993	54%	79,433	44,448	79%	65%
Business Jet	7,626	6,340	20%	21,952	16,668	32%	18%
Other	251	283	-11%	886	1,007	-12%	1%

Total	$37,724	$27,752	36%	$121,967	$81,847	49%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)

	Three Months Ended			Nine Months Ended
			%			%	2007
	9/29/2007	9/30/2006	change	9/29/2007	9/30/2006	change	YTD %
Cockpit Lighting	$10,051	$8,300	21%	$27,064	$23,582	15%	22%
Cabin Electronics	18,803	11,570	63%	66,346	32,658	103%	54%
Airframe Power	4,079	3,759	9%	14,572	12,320	18%	12%
Exterior Lighting	2,353	1,872	26%	6,437	5,851	10%	5%
Cabin Lighting	2,187	1,968	11%	6,662	6,429	4%	6%
Other	251	283	-11%	886	1,007	-12%	1%

Total	$37,724	$27,752	36%	$121,967	$81,847	49%	100%

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